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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Flour City International, Inc. on Form S-1 of our reports dated December 5, 1997 on the financial statements of Flour City International, Inc. and June 4, 1997 on the financial statements of Flour City Architectural Metals, Inc. appearing in the Prospectus, which is part of this Registration Statement and of our Report dated June 26, 1997 relating to the Financial Statement Schedule appearing elsewhere in the Registration Statement.

     We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Nashville, Tennessee
January 7, 1998